Independent Auditors' Consent




To the Shareholders and Board of Trustees of Smith Barney Principal Return Fund:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated January 12, 2001, on the statement of assets and liabilities of the Security and Growth Fund of Smith Barney Principal Return Fund (the "Fund") as of November 30, 2000 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights"in the Prospectus and "Independent Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
March 22, 2001
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